                                                                   EXHIBIT 10.19

NON-EMPLOYEE DIRECTORS' COMPENSATION

In fiscal 2007, non-employee directors will receive compensation of $1,000 per month for Board membership and $1,000 for each Board meeting attended and will be reimbursed for out of pocket expenses in connection with attending a Board meeting. Committee members will receive additional compensation of $750 for each Audit, Compensation, and/or Nominating and Governance Committee meeting attended and $500 for each Investment Review Committee meeting attended. The chairman of the Board will receive an annual stipend of $4,000 per year, the chair of the Audit Committee will receive an annual stipend of $3,000, and the chair of the Compensation Committee will receive an annual stipend of $2,000.

Directors who are otherwise employees of the Company do not receive any additional compensation for their service on the Board or any of its committees.